As Filed With the Securities and Exchange Commission

on May 8, 2003

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PERFORMANCE FOOD GROUP COMPANY

(Exact name of registrant as specified in its charter)

Tennessee	54-0402940
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12500 West Creek Parkway Richmond, Virginia 23238
(Address of Principal Executive Offices)
PERFORMANCE FOOD GROUP COMPANY 2003 Equity Incentive Plan
(Full title of the plan)

John D. Austin Senior Vice President and Chief Financial Officer Performance Food Group Company 12500 West Creek Parkway Richmond, Virginia 23238 (804) 484-7700
(Name, Address, and Telephone Number of Registrant's agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value (2) (3)	20,000 shares	$33.91	$ 678,200	$ 55
Common Stock, $0.01 par value (3)	2,305,189 shares (4)	$34.29 (5)	$79,044,931 (5)	$6,395
Total	2,325,189 shares		$79,723,131	$6,450

(1) Pursuant to Rule 416(a) under the Securities Act, includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Represents shares reserved for issuance at $33.91 per share under the Registrant's 2003 Equity Incentive Plan.

(3) Includes corresponding rights to acquire shares of Registrant's common stock pursuant to the Rights Agreement, dated as of May 16, 1997, as amended, between Performance Food Group Company and American Stock Transfer & Trust Company.

(4) Represents shares reserved for issuance pursuant to future grants under the Registrant's 2003 Equity Incentive Plan.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended and based on the average of the high and low prices per share of the Registrant's Common Stock as reported on the Nasdaq Stock Market's National Market on May 7, 2003.

PART I

Information Required in the Section 10(a) Prospectus

Performance Food Group Company (the "Registrant") will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

 I-1

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1) The Registrant's Annual Report on Form 10-K for the year ended December 28, 2002;

(2) The description of the Registrant's Common Stock, $.01 par value per share (the "Common Stock"), contained in the Registrant's Registration Statement on Form 8-A dated August 12, 1993, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby; and

(3) The description of the Registrant's stock purchase rights related to the Common Stock contained in the Registrant's Registration Statement on Form 8-A dated May 20, 1997, as amended by that Form 8-A/A dated November 27, 2000, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4. Description of Securities.

The Registrant's Common Stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interests, (iii) in all other cases, the director of officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

The Registrant's Restated Bylaws provide that the Registrant shall indemnify against liability, and advance expenses to, any director or officer of the Registrant to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule or regulation adopted in lieu thereof. Additionally, Article 8 of the Registrant's Restated Charter, as amended (the "Charter"), provides that, to the fullest extent permitted by the TBCA, no director of the Registrant shall be personally liable to the Registrant or any of its shareholders for monetary damages for breach of fiduciary duty as a director. The Registrant has entered into indemnification agreements with certain of the Registrant's directors and executive officers.

Directors' and officers' liability insurance has also been obtained by the Registrant, the effect of which is to indemnify the directors and officers of the Registrant against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

4.1 Restated Charter, as amended (incorporated by reference to the Registrant's Registration Statement on Form S-4 (Registration No. 333-61612) (File No. 0-22192), filed May 25, 2001).

4.2 Restated Bylaws of Performance Food Group Company (incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 33-64930) (File No. 0-22192), filed June 24, 1993).

4.3 Rights Agreement, as amended, between Performance Food Group Company and American Stock Transfer & Trust Company, as successor rights agent, dated May 16, 1997 (incorporated by reference to the Registrant's Current Report on Form 8-K dated May 20, 1997 (File No. 0-22192), filed May 20, 1997).

4.4 Amendment No. 1 to Rights Agreement, dated June 30, 1999 between Performance Food Group Company and American Stock Transfer Trust Company, as subsequent Rights Agent (incorporated by reference to the Registrant's Current Report on Form 8-K dated November 27, 2000 (File No. 0-22192), filed November 27, 2000).

4.5 Amendment No. 2 to Rights Agreement, dated November 22, 2000 between Performance Food Group Company and American Stock Transfer Trust Company, as subsequent Rights Agent (incorporated by reference to the Registrant's Current Report on Form 8-K dated November 27, 2000 (File No. 0-22192), filed November 27, 2000).

5.1 Opinion of Bass, Berry & Sims PLC.

10.1 Performance Food Group Company 2003 Equity Incentive Plan.

23.1 Consent of KPMG LLP.

23.2 Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1 Power of Attorney (included on page II-4).

Item 9. Undertakings.

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        To include any prospectus required by Section 10(a)(3) of the Securities Act;

        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on this 8th day of May 2003.
PERFORMANCE FOOD GROUP COMPANY

By: /s/ John D. Austin
John D. Austin
Senior Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints John D. Austin and Robert C. Sledd, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.
Signature	Title	Date
/s/ C. Michael Gray C. Michael Gray	President, Chief Executive Officer and Director	May 8, 2003
/s/ John D. Austin John D. Austin	Senior Vice President, Chief Financial Officer and Secretary	May 8, 2003
/s/ Robert C. Sledd Robert C. Sledd	Chairman and Director	May 8, 2003
/s/ Charles E. Adair Charles E. Adair	Director	May 8, 2003
/s/ Fred C. Goad, Jr. Fred C. Goad, Jr.	Director	May 8, 2003
/s/ Timothy M. Graven Timothy M. Graven	Director	May 8, 2003
/s/ John E. Stokely John E. Stokely	Director	May 8, 2003

EXHIBIT INDEX
Exhibit 4.1	Restated Charter of Registrant (incorporated by reference to the Registrant's Registration Statement on Form S-4 (Registration No. 333-61612) (File No. 0-22192), filed May 25, 2001).
Exhibit 4.2	Restated Bylaws of Registrant (incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 33-64930) (File No. 0-22192), filed June 24, 1993).
Exhibit 4.3

Rights Agreement, as amended, between Performance Food Group Company and American Stock Transfer & Trust Company, as successor rights agent, dated May 16, 1997 (incorporated by reference to the Registrant's Current Report on Form 8-K dated May 20, 1997 (File No. 0-22192), filed May 20, 1997).

Exhibit 4.4

Amendment No. 1 to Rights Agreement, dated June 30, 1999 between Performance Food Group Company and American Stock Transfer Trust Company, as subsequent Rights Agent (incorporated by reference to the Registrant's Current Report on Form 8-K dated November 27, 2000 (File No. 0-22192), filed November 27, 2000).

Exhibit 4.5

Amendment No. 2 to Rights Agreement, dated November 22, 2000 between Performance Food Group Company and American Stock Transfer Trust Company, as subsequent Rights Agent (incorporated by reference to the Registrant's Current Report on Form 8-K dated November 27, 2000 (File No. 0-22192), filed November 27, 2000).

Exhibit 5.1	Opinion of Bass, Berry & Sims PLC.
Exhibit 10.1	Performance Food Group Company 2003 Equity Incentive Plan.
Exhibit 23.1	Consent of KPMG LLP.
Exhibit 23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)
Exhibit 24.1	Power of Attorney (included on page II-4).